Filed pursuant to Rule 424(b)(3)
Registration Number 333-113728

PROSPECTUS SUPPLEMENT
(to prospectus dated March 29, 2004)

1,142,824
Celestica Inc.
Subordinate Voting Shares

        This prospectus supplement supplements our prospectus dated March 29, 2004 relating to resales of subordinate voting shares that are issuable upon the exercise of warrants issued by Manufacturers' Services Limited, or MSL. We assumed these warrants as a result of the merger of MSL into Celestica (USA) Inc., one of our wholly-owned subsidiaries, on March 12, 2004. You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SELLING SHAREHOLDERS

        On November 3, 2005, Levco Alternative Fund Ltd., Purchase Associates, L.P. and Purchase Associates II, L.P. (the "Funds"), each a named selling shareholder in the prospectus, transferred all of their warrants with our consent to Piper Jaffray & Co. The table below amends the table of shareholders beginning on page 14 of the prospectus and replaces the information contained therein relating to the Funds with the following to reflect this transfer:

	Subordinate Voting Shares Beneficially Owned Prior to Offering			Subordinate Voting Shares to Be Beneficially Owned After Offering(1)
Name of Selling Shareholder			Number of Subordinate Voting Shares Being Offered
	Number	Percentage		Number	Percentage
Piper Jaffray & Co.	124,258	*	91,375	32,883	*
800 Nicollet Mall Minneapolis, MN 55402

(1)
We do not know when or in what amounts the selling shareholder may offer shares for sale. Our selling shareholder might not sell any of the shares offered by this prospectus. Because the selling shareholder may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of this offering. However, for purposes of this table, we have assumed that, after completion of this offering, all of the shares currently owned beneficially by the selling shareholder other than the shares issuable upon exercise of the warrants, continue to be held by the selling shareholder and that none of the shares covered by this prospectus will be held by the selling shareholder.

*
Represents a percentage less than 1%.

The date of this prospectus supplement is October 24, 2006.